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                                                              Exhibit 3 (a) (2)

                              ARTICLES OF AMENDMENT

                                       OF

                      INTER*ACT ELECTRONIC MARKETING, INC.

         The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

         1. The name of the corporation is Inter*Act Electronic Marketing, Inc.

         2. The Articles of Incorporation of the corporation are hereby amended by attaching thereto: (a) the Statement of Rights and Preferences of the 14% Series B Senior Mandatorily Convertible Preferred Stock; and (b) the Statement of Rights and Preferences of the 10% Series C Mandatorily Convertible Preferred Stock, each attached hereto.

         3. The foregoing amendments to the Articles of Incorporation were duly adopted by the Board of Directors of the corporation on December 8, 1999.

         4. The foregoing amendments were adopted without shareholder action pursuant to the authority vested in the Board of Directors to establish one or more series within the class of preferred stock and to establish the designations, preferences, limitations and relative rights (including conversion rights) of such shares, said authority having been duly granted in Article 2 of the Restated Articles of Incorporation of the corporation filed with the Secretary of State of North Carolina on July 19, 1999. As required by Section 4 of the Amended and Restated Statement of Rights and Preferences of the 10% Series A Mandatorily Convertible Preferred Stock of the corporation, the Statement of Rights and Preferences of the 14% Series B Senior Mandatorily Convertible Preferred Stock of the corporation and the issuance of up to 140,000 shares of 14% Series B Senior Mandatorily Convertible Preferred Stock of the corporation was duly approved by holders of more than 75% of the outstanding shares of the 10% Series A Mandatorily Convertible Preferred Stock of the corporation at a meeting held for that purpose on December 20, 1999.

         This the 22nd day of December, 1999.

                                  INTER*ACT ELECTRONIC MARKETING, INC.

                                  By:/s/ Stephen R. Leeolou

                                    Stephen R. Leeolou, Chief Executive Officer






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                  STATEMENT OF RIGHTS AND PREFERENCES OF THE
         14% SERIES B SENIOR MANDATORILY CONVERTIBLE PREFERRED STOCK
                   OF INTER*ACT ELECTRONIC MARKETING, INC.

         Section 1. Number and Designation. A series consisting of 140,000 shares of the authorized preferred stock of the corporation, no par value, is designated "14% Series B Senior Mandatorily Convertible Preferred Stock" (the "Series B Preferred Stock"). The number of authorized shares of Series B Preferred Stock shall not be increased but may be decreased from time to time by resolution of the Board of Directors.

         Section 2. Ranking. All capital stock of any class or classes of the corporation outstanding on December 9, 1999 shall rank junior to Series B Preferred Stock, and all capital stock of any class or classes of the corporation issued after December 9, 1999 shall be deemed to rank:

                  (a) senior to the Series B Preferred Stock (the "Senior Stock"), either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, as the case may be, in preference or priority to the holders of Series B Preferred Stock;

                  (b) on a parity with Series B Preferred Stock (the "Parity Stock"), either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, shall be different from those of Series B Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, as the case may be, without preference or priority, one over the other, as between the holders of such stock and the holders of Series B Preferred Stock; or

                  (c) junior to Series B Preferred Stock (the "Junior Stock"), either as to dividends or upon liquidation, if such class shall be the common stock, no par value, of the corporation (the "Common Stock") or if the holders of Series B Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

         Section 3.  Dividends and Distributions.

                  (a) For each semi-annual dividend period (a "Dividend Period"), the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends payable in cash on each share of Series B Preferred Stock at a rate of 14% per annum of the Liquidation Preference (as defined in Section 6(a) herein) for such shares of Series B Preferred Stock at the beginning of such Dividend Period for such shares of Series B Preferred Stock. Each Dividend Period shall commence on the February 1 and August 1 following the last






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         day of the preceding Dividend Period and shall end on and include the day next preceding the first day of the next Dividend Period. Dividends shall accrue semi-annually in arrears commencing from August 1, 1999 and shall be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the corporation legally available for the payment of dividends. Dividends shall become due and payable on February 1 and August 1 of each year, commencing on February 1, 2000. Each such dividend shall be paid to the holders of record of shares of Series B Preferred Stock as they appear on the stock register of the corporation on such record date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the corporation or by a duly authorized committee thereof. Dividends on account of arrears for any past Dividend Period may be declared and paid at any time without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the corporation or by a duly authorized committee thereof. Dividends payable on shares of Series B Preferred Stock for any period greater or less than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period.

                  (b) So long as any shares of Series B Preferred Stock are issued and outstanding, no dividends (other than a dividend of Junior Stock of the corporation) shall be paid or set apart for payment for any period on any Parity Stock or Junior Stock of the corporation unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all dividends accrued and unpaid (including all dividends accrued and unpaid for any portion of a Dividend Period) as of the date upon which any dividend is paid on such Parity Stock or Junior Stock. When dividends are not paid in full, as aforesaid, upon the shares of Series B Preferred Stock and any other series of Parity Stock, all dividends to be paid upon shares of the Series B Preferred Stock and such other series of Parity Stock shall be paid pro rata so that the amount of dividends paid per share on the Series B Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Preferred Stock and such other Parity Stock bear to each other. Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series B Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

                  (c) So long as any shares of Series B Preferred Stock are issued and outstanding, no Junior Stock shall be redeemed, purchased or otherwise acquired for cash or other property (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the corporation (except by conversion into or exchange for Junior Stock) unless the full cumulative dividends on all outstanding shares of Series B Preferred Stock shall have been paid or declared and

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         set aside for payment for all past Dividend Periods (including all dividends accrued and unpaid for any portion of a Dividend Period).

         Section 4.  Voting Rights.

         Except as otherwise expressly provided herein or as required by law, the holders of each share of Series B Preferred Stock shall be entitled to vote on all matters submitted to shareholders for voting, voting together with the holders of Common Stock as a single group, and shall be entitled to notice of any shareholders' meeting in accordance with applicable law and the Bylaws of the corporation. Each share of Series B Preferred Stock shall entitle the holder thereof to such number of votes per share on each such matter as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series B Preferred Stock is convertible pursuant to Section 5(a) on the record date with respect to such matter.

         Section 5. Conversion of Series B Preferred Stock. The holders of Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Voluntary Conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such stock, without the payment of any additional consideration, into such number of fully paid and nonassessable shares of Common Stock as results by dividing the Liquidation Preference on the date of conversion by $14.00, as adjusted pursuant to Section 5(g) below (the "Conversion Price").

                  (b) Mandatory Conversion. Each share of Series B Preferred Stock shall automatically be converted, without the payment of additional consideration, into such number of fully paid and nonassessable shares of Common Stock as results by dividing the Liquidation Preference on the date of conversion by the Conversion Price upon the closing of the sale of the Common Stock in a Qualified Public Offering (defined below). Notice of any Qualified Public Offering shall be given to each holder of Series B Preferred Stock at least thirty (30) days prior to the anticipated date of closing and conversion. "Qualified Public Offering" means a firm commitment public offering of the Common Stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, underwritten by a securities firm of nationally recognized standing with an aggregate offering price to the public of not less than $30 million.

                  (c)      Mechanics of Conversion.

                                    (i) To convert shares of Series B Preferred
                           Stock into shares of Common Stock, the holder of such shares of Series B Preferred Stock shall (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for

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                           such stock, (B) give written notice to the
                           corporation at such office that it elects to convert the same and (C) state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter and at its expense, issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                                    (ii) If the conversion is mandatory pursuant
                           to Section 5(b) of this Statement of Rights and Preferences, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to the Qualified Public Offering, and the conversion of the Series B Preferred Stock shall be deemed to have occurred, without any further action by the holders of such shares, on a date immediately prior to the occurrence of such event.

                  (d) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, free of preemptive rights, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (e) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the same fraction of the fair market value per share as of the date of conversion.

                  (f) No Impairment. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation,

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         merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, including without limitation the adjustments required under this Section 5, and will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred Stock against impairment.

                  (g) Adjustment to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                                    (i) If, at any time when any shares of
                           Series B Preferred Stock are issued and outstanding, the corporation shall pay on shares of Common Stock a dividend payable in shares of Common Stock or shall split the then outstanding shares of Common Stock into a greater number of shares, then the number of shares of Common Stock that the holders of the Series B Preferred Stock would receive upon conversion thereof, as in effect at the time of taking of a record for such dividend or at the time of such stock split, shall be proportionately increased and the Conversion Price shall be proportionately decreased, and conversely, if at any time the corporation shall contract or reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, then the number of shares which may be purchased upon the conversion of the Series B Preferred Stock at the time of such action shall be proportionately decreased as of such time, and the Conversion Price shall be proportionately increased.

                                    (ii) If the Company shall at any time, or
                           from time to time (i) issue, sell or exchange any shares of Common Stock (including shares of Common Stock sold in a Qualified Public Offering), excluding the Excluded Securities (as hereafter defined), for a consideration per share less than the Conversion Price as of the date of issuance or (ii) issue, sell or exchange options or other securities, excluding the Excluded Securities, that are convertible into or exercisable for shares of Common Stock at an exercise or conversion price that is less than the Conversion Price (taking into account, to the extent applicable, any price paid for the option or other security) as of the date of issuance, then and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, options or securities shall forthwith be reduced to, in the case of clause (i) above, the amount of the consideration per share received by the Company in connection with such issuance, sale or exchange, or in the case of clause (ii) above, the amount of the exercise or conversion price per share, plus the amount paid (if any) for the underlying option or other security, in connection with such issuance, sale or exchange.

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                                    (iii) Notwithstanding anything to the
                           contrary contained herein, the provisions of paragraph (ii) of this Section 5(g) shall not apply with respect to the issuance of any Excluded Securities. For purposes hereof, "Excluded Securities" means (A) options, rights or shares of Common Stock issued to, or issued in connection with the exercise or grant of options or rights granted to, employees, directors or consultants of the corporation pursuant to the terms of any stock compensation plan of the corporation in effect on December 9, 1999 or adopted by the shareholders of the corporation after December 9, 1999, (B) shares of Common Stock issued in connection with the exercise of options or warrants issued by the corporation and outstanding on December 9, 1999, (C) up to 20,000 shares of Common Stock (or options or warrants to acquire up to such number of shares of Common Stock) issued in connection with the exercise of options or warrants issued under contractual obligations of the corporation in effect as of December 9, 1999, (D) shares of Common Stock issued in connection with the acquisition by the corporation (or its subsidiary) of Clearing Systems, Inc. so long as the corporation (or its subsidiary) receives in such acquisition the same number of shares of Common Stock issued, (E) shares of Common Stock issued upon conversion of the 10% Series A Mandatorily Convertible Preferred Stock ("Series A Preferred Stock") issued and outstanding on December 9, 1999 or issued in respect of a dividend payment on the Series A Preferred Stock, (F) shares of Series A Preferred Stock issued in respect of a dividend payment on the Series A Preferred Stock and (G) shares of Common Stock in connection with any stock split or stock dividend covered by paragraph
                           (i) of this Section 5(g).

                                    (iv) Whenever the Conversion Price shall be
                           adjusted as provided in this Section 5(g), the corporation shall as soon as practicable thereafter file at its principal office, a statement signed by its Chief Executive Officer or its Chief Financial Officer, showing in reasonable detail the basis for such adjustment and the actual Conversion Price that shall be in effect after such adjustment and shall cause a copy of such statement to be sent to the holders of the Series B Preferred Stock at their addresses on the books and records of the corporation.

                  (h) Changes in Common Stock. In case at any time the corporation shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the corporation's assets, charter amendment, recapitalization or reclassification of the Common Stock or a "Stock Sale," as defined below) in connection with which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the corporation or capital stock or other securities of another corporation or interests in a noncorporate entity or other property

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         (including cash) or any combination of the foregoing (each such transaction being herein called a "Transaction"), then, as a condition to the consummation of the Transaction, lawful, enforceable and adequate provision shall be made so that the holders of Series B Preferred Stock shall be entitled to receive upon conversion of their shares of Series B Preferred Stock at any time on or after the consummation of the Transaction, in lieu of the shares of Common Stock issuable upon such conversion prior to such consummation, the securities or other property (including cash) to which such holders of Series B Preferred Stock would have been entitled upon consummation of the Transaction if such holders had converted their shares of Series B Preferred Stock immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 5). If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding Common Stock (a "Stock Sale"), and if the holders of a majority interest of the shares of Series B Preferred Stock so designate in a written notice given to the corporation, such holders of Series B Preferred Stock shall be entitled to receive upon the conversion of their shares of Series B Preferred Stock at any time on or after the consummation of the Stock Sale in lieu of the shares of Common Stock issuable upon conversion prior to the consummation of the Stock Sale, the securities or other property to which such holders of Series B Preferred Stock would have been entitled if such holders had converted their shares of Series B Preferred Stock prior to the expiration of such purchase, tender or exchange offer and had accepted such offer (subject to adjustments from and after the consummation of such purchase, tender or exchange offer as nearly equivalent as possible to the adjustments provided for in this Section 5). The corporation will not effect any Transaction unless prior to the consummation thereof each corporation or entity (other than the corporation) that may be required to deliver any securities or other property upon the conversion of Series B Preferred Stock as provided herein shall assume, by written instrument delivered to the holders of Series B Preferred Stock, the obligation to deliver to such holders such securities or other property as in accordance with the foregoing provisions such holders may be entitled to receive. The foregoing provisions of this Section 5(h) shall similarly apply to successive Transactions.

                  (i) Issue Taxes. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto; provided, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  (j) Status of Converted Shares. Any shares of Series B Preferred Stock that shall at any time have been converted pursuant to this Section 5 shall, after such conversion, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

         Section 6.        Liquidation Preference.

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                  (a) Series B Preferred Stock. In the event of any liquidation, dissolution or winding up of the corporation (a "Liquidation Event"), either voluntary or involuntary, each holder of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of any Junior Stock, an amount in cash equal to $500.00 per share of Series B Preferred Stock plus the amount of any accrued and unpaid dividends thereon as of the date of the Liquidation Event, including all dividends accrued for any portion of a Dividend Period (collectively, the "Liquidation Preference") (such Liquidation Preference to be adjusted for any combinations, consolidations, stock distributions, stock splits, stock dividends or similar event with respect to shares of the Series B Preferred Stock). If upon the occurrence of any such Liquidation Event the assets and funds to be distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the corporation legally available for distribution, after payment of any amounts due and owing to holders of any Senior Stock, shall be distributed ratably among the holders of Series B Preferred Stock based upon the number of shares of Series B Preferred Stock then held by them. Upon any Liquidation Event, holders of fractional of Series B Preferred Stock shall receive proportionate payments in respect thereof. Notwithstanding anything contained herein to the contrary, if upon any Liquidation Event the holders of the outstanding shares of Series B Preferred Stock would receive more than the Liquidation Preference amount in the event their shares were converted to Common Stock immediately prior to such Liquidation Event, and the holders of shares of Common Stock received a liquidating distribution from the corporation, then each holder of shares of Series B Preferred Stock shall receive as a distribution from the corporation in connection with such Liquidation Event, in lieu of the Liquidation Preference, an amount equal to the amount that would be paid if such holder's shares of Series B Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event.

                  (b) Consolidation, Merger, etc. Not a Liquidation. The consolidation or merger of the corporation with or into any other entity, the acquisition of the capital stock of the corporation in a share exchange or the sale, lease or other disposition of all or substantially all of the assets, property or business of the corporation shall not be deemed to be a Liquidation Event within the meaning of this Section 6.

                  (c) Valuation of Securities. Any securities to be distributed pursuant to this Section 6 in a Liquidation Event shall be valued at the fair market value thereof, as mutually determined in good faith by the Board of Directors of the corporation and the holders of a majority of the outstanding shares of Series B Preferred Stock or, if so required by a majority interest of the holders of outstanding shares of Series B Preferred Stock, as determined by a national or regional investment bank or a national accounting firm mutually selected by such holders and the corporation, the fees and expenses of which shall be paid by the corporation.

                  (d) Notice. Written notice (the "Notice") of any Liquidation Event within the meaning of this Section 6, which Notice shall state the payment date, the amount

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         per share which each holder of Series B Preferred Stock will be entitled to receive, the place where payments shall be made and the date on which Conversion Rights terminate as to such shares (which shall be not less than 30 days after the date such Notice is received), shall be given by first class mail, postage prepaid, or by telecopy, facsimile or recognized overnight courier, not less than 30 nor more than 60 days prior to the payment date stated therein, to the holders of record of any then outstanding shares of Series B Preferred Stock and Common Stock, such Notice to be addressed to each such holder at its address as shown on the records of the corporation.

         Section 7.        Redemption Rights.

                  (a) Each holder of shares of Series B Preferred Stock shall have the right to require the corporation to redeem all (but not less than all) of the shares of Series B Preferred Stock held by such person upon the occurrence of a Change of Control (as defined below). The redemption price per share (the "Redemption Price") shall be payable in cash in immediately available funds and shall be equal to the Liquidation Preference per share of Series B Preferred Stock as of the date of redemption. Upon any redemption as provided herein, the holders of fractional shares shall receive proportionate amounts in respect thereof. Notwithstanding the foregoing, if upon a Change of Control the holders of the outstanding shares of Series B Preferred Stock would receive more than the Redemption Price in the event their shares were converted into Common Stock immediately prior to such Change of Control, and such shares of Common Stock were purchased or otherwise participated in the Change of Control, then each holder of shares of Series B Preferred Stock shall receive from the corporation or the relevant purchaser, as applicable, upon the election of such holders to redeem or otherwise participate in the Change of Control an amount equal to the amount per share that would be paid if the shares of Common Stock receivable upon conversion of the Series B Preferred Stock were being acquired in the Change of Control at the same price per share as is paid for other shares of Common Stock, which amount shall be paid in the same form of consideration as is paid to holders of Common Stock, as if each share of Series B Preferred Stock had been converted into the number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock immediately prior to such Change of Control.

                  (b) The corporation shall give each holder of record of shares of Series B Preferred Stock written notice of any impending Change of Control transaction, that it is aware of, at least 30 days prior to the anticipated closing date of such Change of Control transaction. The notice shall describe the material terms and conditions of the impending transaction, including without limitation the consideration to be delivered in connection with such transaction.

                  (c) Any shares of Series B Preferred Stock that have been redeemed shall, after such redemption, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

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


                  (d) Within thirty (30) days following the date of receipt of the Change of Control notice described above, any holder of shares of Series B Preferred Stock desiring to tender shares for redemption shall provide written notice of such election and, together therewith, shall surrender the certificate or certificates representing such shares to the corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the principal corporate office of the corporation or the office of the transfer agent for the Series B Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by the corporation in a notice to the holders of Series B Preferred Stock, and thereupon the Redemption Price (or such other consideration as is provided in Section 7(a)) of such shares shall be paid by the corporation to the person whose name appears in the corporation's records as the holder of record of such shares of Series B Preferred Stock; provided, however, that if the corporation is prohibited from redeeming any shares of Series B Preferred Stock, then upon the surrender of such certificate(s), the corporation will deliver to the holder a new certificate for the aggregate number of shares of Series B Preferred Stock not so redeemed.

                  (e) If the corporation is prohibited under applicable law from redeeming all shares of Series B Preferred Stock for which redemption is required hereunder, then it shall redeem such shares, if any, on a pro-rata basis among the holders of the Series B Preferred Stock in proportion to the full respective redemption amounts to be redeemed hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the corporation is not prohibited from redeeming some or all of such shares under applicable law. Any shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Statement of Rights and Preferences. The corporation shall take such commercially reasonable action as shall be necessary or appropriate to review and promptly remove any impediment to its ability to redeem the shares of Series B Preferred Stock under the circumstances contemplated by this Section.

                  (f) From and after the date of redemption of shares of Series B Preferred Stock, no shares of Series B Preferred Stock subject to redemption shall be entitled to dividends; provided, however, that in the event that any shares of Series B Preferred Stock are unable to be redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends thereon as otherwise provided herein until the date on which such shares are actually redeemed by the corporation.

                  (g) A "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule

         13d-5(b)(1) under the Exchange Act) other than one or more of the Permitted Holders (defined below) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the total voting power of power of all shares of outstanding capital stock of the corporation or of Intero Act Operating Co., Inc., a North Carolina corporation and wholly-owned subsidiary of the corporation (the "Subsidiary") (on a fully diluted basis, the "Voting Stock"), (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of either the corporation or the Subsidiary (together with any new directors whose election by the Board of Directors of either the corporation or the Subsidiary or whose nomination for election by the shareholders of the corporation or the Subsidiary was approved by a vote of 66 2/3% of the directors of the corporation or the Subsidiary, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the corporation or the Subsidiary then in office, (iii) the corporation or the Subsidiary consolidates or merges with or into any other Person (other than with each other or with a wholly owned subsidiary of the corporation) where less than a majority of the outstanding voting stock of the surviving or consolidated corporation is held by stockholders of the corporation immediately prior to such event, (iv) the Richardson Family (as defined in the definition of Permitted Holder) or Stephen R. Leeolou, at any one time or from time to time, sells to any Person that is not a Permitted Holder more than 10% of the fully-diluted shares of Common Stock beneficially held by the Richardson Family or Stephen R. Leeolou, as the case may be, as of the date hereof or (v) the Subsidiary sells, conveys, transfers or leases, directly or indirectly, all or substantially all of its assets (other than a transfer of such assets as an entirety or virtually as an entirety to a wholly owned Subsidiary). For purposes of this paragraph, "Permitted Holders" means
         (i) the descendants of Lunsford Richardson, Sr., their spouses, trusts, and corporations in which they have interests and charitable organizations established by such descendants (the "Richardson Family") and (ii) Stephen R. Leeolou and Lee D. Armbuster, their estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustee of any bona fide trust of which the foregoing are the sole beneficiaries or the grantors, or any person of which the foregoing "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting securities representing at least 66-2/3% of the total voting power of all classes of capital stock of such person or entity (exclusive of any matters as to which class voting rights exist).

         Section 8. Right to Approve Certain Actions. Except as otherwise provided by law, so long as any shares of Series B Preferred Stock remain outstanding, the corporation shall not, without the approval by vote or written consent (which written consent need not be unanimous) by the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class, take any of the following actions:

                  (a) amend, restate, modify or alter the corporation's articles of incorporation (including any amendments thereto and including any Statements of Rights and Preferences incorporated therein) or its bylaws;

                  (b) (i) declare or pay, or set aside funds for payment of, any dividend on or with respect to (other than dividends payable on the shares of Series B Preferred Stock) any shares of capital stock of the corporation or (ii) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of capital stock of the corporation (other than with respect to any shares of Series B Preferred Stock);

                  (c) effect any liquidation, dissolution or winding-up of the corporation;

                  (d) authorize or issue any shares of Senior Stock; or

                  (e) increase the number of shares, options or other rights authorized under any stock compensation plan of the corporation above such number which is authorized as of December 9, 1999, or present any stock compensation plan to the shareholders of the corporation for adoption.

         Section 9.  Preemptive Rights.

                  (a) Holders of shares of Series B Preferred Stock shall have a preemptive right to purchase his or her pro rata share of any Common Stock issued by the corporation, other than shares issued pursuant to the following transactions:

                                    (i) shares issued in connection with the
                           exercise or grant of options or rights granted to employees, directors or consultants of the corporation pursuant to the terms of any stock compensation plan of the corporation in effect on December 9, 1999 or adopted by the shareholders of the corporation after December 9, 1999;

                                    (ii) shares issued in connection with the
                           exercise of options or warrants issued by the corporation and outstanding on December 9, 1999;

                                    (iii) shares issued in connection with a
                           merger or asset acquisition approved by a majority of the Board of Directors;

                                    (iv) shares issued as dividends with respect
                           to outstanding shares of the same class or series of stock;

                                    (v) shares issued upon conversion of any
                           shares of 10% Series A Mandatorily Convertible Preferred Stock; or

                                    (vi) shares issued upon conversion of any
                           shares of Series B Preferred Stock.

For purposes hereof, each holder of shares of Series B Preferred Stock shall have a "pro rata share" based on the ratio which the Series B Preferred Stock then owned by it bears, on an as-if-converted basis, to all of the then issued and outstanding shares of Voting Stock of the corporation.

                  (b) All preemptive rights under this Section 9 shall terminate upon the closing of a Qualified Public Offering and shall exclude all capital stock issued in such Qualified Public Offering.

                  STATEMENT OF RIGHTS AND PREFERENCES OF THE
             10% SERIES C MANDATORILY CONVERTIBLE PREFERRED STOCK
                   OF INTER*ACT ELECTRONIC MARKETING, INC.

         Section 1. Number and Designation. A series consisting initially of 250,000 shares of the authorized preferred stock of the corporation, no par value, is designated "10% Series C Mandatorily Convertible Preferred Stock" (the "Series C Preferred Stock"). The number of shares of Series C Preferred Stock shall not be increased but may be decreased from time to time by resolution of the Board of Directors; provided, that the number of authorized shares of Series A Preferred Stock shall be increased by the number of shares of Series C Preferred Stock issued in respect of dividends pursuant to Section 3(b) hereof.

         Section 2. Ranking. For purposes of this Statement of Rights and Preferences, all shares of the corporation's 14% Series B Senior Mandatorily Convertible Preferred Stock shall rank senior to Series C Preferred Stock, all shares of the corporation's 10% Series A Mandatorily Convertible Preferred Stock shall rank on a parity with Series C Preferred Stock and all other capital stock of any class or classes of the corporation shall be deemed to rank:

         a. prior to the Series C Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, as the case may be, in preference or priority to the holders of Series C Preferred Stock;

         b. on a parity with Series C Preferred Stock (the "Parity Stock"), either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, shall be different from those of Series C Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, as the case may be, without preference or priority, one over the other, as between the holders of such stock and the holders of Series C Preferred Stock; or

         c. junior to Series C Preferred Stock, either as to dividends or upon liquidation, if such class shall be the common stock, no par value, of the corporation (the "Common Stock") or if the holders of Series C Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

         Section 3.  Dividends and Distributions.

         a. For each semi-annual dividend period (a "Dividend Period") dividends payable on each share of Series C Preferred Stock shall be payable at a rate of 10% per annum of the initial liquidation preference of $100 per share divided by two. Each Dividend Period shall commence on the April 1 and October 1 following the last day of the preceding Dividend Period and shall end on and include the day next preceding the first day of the next Dividend Period. Dividends shall be cumulative from the date of original issue and shall be payable, when, as and if declared by the Board of Directors or by a duly authorized committee thereof, on March 31 and September 30 of each year, commencing on March 31, 2000. Each such dividend shall be paid to the holders of record of shares of Series C Preferred Stock as they appear on the stock register of the corporation on such record date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the corporation or by a duly authorized committee thereof. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the corporation or by a duly authorized committee thereof.

         b. Dividends payable on shares of Series C Preferred Stock for any period greater or less than a full Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period. Notwithstanding paragraph (a) of this Section 3, any dividends payable on the shares of Series C Preferred Stock prior to a Qualified Public Offering (defined below), including without limitation any or all dividends in arrears, shall be paid in additional shares of Series C Preferred Stock. The corporation shall pay such dividend by issuing to such holder of Series C Preferred Stock additional shares of Series C Preferred Stock having an aggregate initial liquidation preference equal to the amount of cash dividends otherwise payable to such holder.

         c. No full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to the Series C Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of Series C Preferred Stock and any other series of Parity Stock, all dividends declared upon shares of this Series and such other series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series C Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series C Preferred Stock and such other Parity Stock bear to each other. Holders of shares of Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series C Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

         d. So long as any shares of Series C Preferred Stock are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this series as to dividends and upon liquidation and other than as provided in paragraph (c) of this Section 3) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to or on a parity with this Series as to dividends or upon liquidation, nor shall any Common Stock or any other stock of the corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for cash or other property (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the corporation (except by conversion into or exchange for stock of the corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of Series C Preferred Stock shall have been paid or declared and set aside for payment for all past Dividend Periods.

         Section 4. Voting Rights. Except as otherwise expressly provided herein or as required by law, the holders of each share of Series C Preferred Stock shall be entitled to vote on all matters submitted to shareholders for voting, voting together with the holders of Common Stock as a single group, and shall be entitled to notice of any shareholders' meeting in accordance with applicable law and the Bylaws of the corporation. Each share of Series C Preferred Stock shall entitle the holder thereof to such number of votes per share on each such matter as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series C Preferred Stock is convertible pursuant to Section 5(a) on the record date with respect to such matter. Except as provided in the next succeeding sentence, the approval of holders of a majority of the outstanding shares of Series C Preferred Stock shall be required prior to the corporation's issuing any shares of a class of preferred stock that ranks on a parity with or senior to the Series C Preferred Stock. Notwithstanding the foregoing sentence, the corporation may issue up to $90 million of Series C Preferred Stock and Parity Stock without the approval of any holders of Series C Preferred Stock. The corporation may not amend or alter any of this Statement of Rights and Preferences without the approval of the holders of 75% of the outstanding Series C Preferred Stock

         Section 5. Conversion of Series C Preferred Stock. The holders of Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         a. Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is equal to the Liquidation Preference on the date of conversion divided by $14.00, as adjusted pursuant to Section 5(g) below (the "Conversion Price").

         b. Mandatory Conversion. Each share of Series C Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is equal to the Liquidation Preference on the date of conversion divided by the Conversion Price, upon (i) the closing of the sale of the Common Stock in a Qualified Public Offering (defined below), (ii) the closing of any Transaction (as defined in Section 5(h) below) in which each holder of shares of Series C Preferred Stock is entitled to receive an amount of cash or marketable securities having a current market value at least equal to the Liquidation Preference of such shares of Series C Preferred Stock (a "Qualified Transaction") or (iii) the vote or written consent of holders of not less than 75% of the outstanding shares of Series C Preferred Stock. Notice of any Qualified Public Offering or Qualified Transaction shall be given to each holder of Series C Preferred Stock at least thirty days prior to anticipated date of closing and conversion. "Qualified Public Offering" means a firm commitment, public offering of the Common Stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, underwritten by a securities firm of nationally recognized standing with an aggregate offering price to the public of not less than $30 million and a price per share not less than the Conversion Price.

         c.       Mechanics of Conversion.

                  i. To convert shares of Series C Preferred Stock into shares of Common Stock, the holder of such shares of Series C Preferred Stock shall (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such stock, (B) give written notice to the corporation at such office that it elects to convert the same, (C) state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued and (D) deliver to the corporation an executed joinder agreement pursuant to which such holder agrees to become a party to and be bound by the Shareholders' Agreement dated as of April 16, 1993 among the corporation and the holders of Common Stock, as amended (the "Shareholders' Agreement"). The corporation shall, as soon as practicable thereafter and at its expense, issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  ii. If the conversion is mandatory pursuant to Section 5(b) of this Statement of Rights and Preferences, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such Qualified Public Offering, the closing of such Qualified Transaction or the vote or written consent of holders of not less than 75% of the outstanding shares of Series C Preferred Stock, as the case may be, and the Series C Preferred Stock shall be deemed to have been converted immediately prior to the occurrence of such event.

         d. Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, free of preemptive rights, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Incorporation.

         e. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the same fraction of the fair market value per share as of the date of conversion.

         f. No Impairment. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, including without limitation the adjustments required under this
Section 5, and will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series C Preferred Stock against impairment.

         g. Adjustment to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                  i. If, at any time when any shares of Series C Preferred Stock are issued and outstanding, the corporation shall pay on shares of Common Stock a dividend payable in shares of Common Stock or shall split the then outstanding shares of Common Stock into a greater number of shares, then the number of shares of Common Stock that the holders of the Series C Preferred Stock would receive upon conversion thereof, as in effect at the time of taking of a record for such dividend or at the time of such stock split, shall be proportionately increased and the Conversion Price shall be proportionately decreased, and conversely, if at any time the corporation shall contract or reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, then the number of shares which may be purchased upon the conversion of the Series C Preferred Stock at the time of such action shall be proportionately decreased as of such time, and the Conversion Price shall be proportionately increased.

                  ii. If the Company shall at any time, or from time to time (i) issue, sell or exchange any shares of Common Stock (including shares of Common Stock sold in a Qualified Public Offering), excluding the Excluded Securities (as hereafter defined), for a consideration per share less than the Conversion Price as of the date of issuance or (ii) issue, sell or exchange options or other securities, excluding the Excluded Securities, that are convertible into or exercisable for shares of Common Stock at an exercise or conversion price that is less than the Conversion Price (taking into account, to the extent applicable, any price paid for the option or other security) as of the date of issuance, then and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, options or securities shall forthwith be reduced to, in the case of clause (i) above, the amount of the consideration per share received by the Company in connection with such issuance, sale or exchange, or in the case of clause (ii) above, the amount of the exercise or conversion price per share, plus the amount paid (if any) for the underlying option or other security, in connection with such issuance, sale or exchange.

                  iii. Notwithstanding anything to the contrary contained herein, the provisions of paragraph (ii) of this Section 5(g) shall not apply with respect to the issuance of any Excluded Securities For purposes hereof, "Excluded Securities" means (A) options, rights or shares of Common Stock issued to, or issued in connection with the exercise or grant of options or rights granted to, employees, directors or consultants of the corporation pursuant to the terms of any stock compensation plan of the corporation in effect on December 9, 1999 or adopted by the shareholders of the corporation after December 9, 1999,
         (B) shares of Common Stock issued in connection with the exercise of options or warrants issued by the corporation and outstanding on December 9, 1999, (C) up to 20,000 shares of Common Stock (or options or warrants to acquire up to such number of shares of Common Stock) issued in connection with the exercise of options or warrants issued under contractual obligations of the corporation in effect prior to December 9, 1999, (D) shares of Common Stock issued in connection with the acquisition by the corporation (or its subsidiary) of Clearing Systems, Inc. so long as the corporation (or its subsidiary) receives in such acquisition the same number of shares of Common Stock issued,
         (E) shares of Common Stock issued upon conversion of the 10% Series A Mandatorily Convertible Preferred Stock ("Series A Preferred Stock") issued and outstanding on December 9, 1999 or issued in respect of a dividend payment on the Series A Preferred Stock, (F) shares of Series A Preferred Stock issued in respect of a dividend payment on the Series A Preferred Stock and (G) shares of Common Stock in connection with any stock split or stock dividend covered by paragraph (i) of this Section 5(g).

                  iv. Whenever the Conversion Price shall be adjusted as provided in this Section 5(g), the corporation shall as soon as practicable thereafter file at its principal office, a statement signed by its Chief Executive Officer or its Chief Financial Officer, showing in reasonable detail the basis for such adjustment and the actual Conversion Price that shall be in effect after such adjustment and shall cause a copy of such statement to be sent to the holders of the Series C Preferred Stock at their addresses on the books and records of the corporation.

         h. Changes in Common Stock. In case at any time the corporation shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the corporation's assets, charter amendment, recapitalization or reclassification of the Common Stock or a "Stock Sale," as defined below) in connection with which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the corporation or capital stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction being herein called a "Transaction"), then, as a condition of the consummation of the Transaction, lawful, enforceable and adequate provision shall be made so that the holders of Series C Preferred Stock shall be entitled to receive upon conversion of their shares of Series C Preferred Stock at any time on or after the consummation of the Transaction, in lieu of the shares of Common Stock issuable upon such conversion prior to such consummation, the securities or other property

(including cash) to which such holders of Series C Preferred Stock would have been entitled upon consummation of the Transaction if such holders had converted their shares of Series C Preferred Stock immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 5). If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding Common Stock (a "Stock Sale"), and if the holders of Series C Preferred Stock so designate in a written notice given to the corporation, such holders of Series C Preferred Stock shall be entitled to receive upon the conversion of their shares of Series C Preferred Stock at any time on or after the consummation of the Stock Sale in lieu of the shares of Common Stock issuable upon conversion prior to the consummation of the Stock Sale, the securities or other property to which such holders of Series C Preferred Stock would have been entitled if such holders had converted their shares of Series C Preferred Stock prior to the expiration of such purchase, tender or exchange offer and had accepted such offer (subject to adjustments from and after the consummation of such purchase, tender or exchange offer as nearly equivalent as possible to the adjustments provided for in this Section 5). The corporation will not effect any Transaction unless prior to the consummation thereof each corporation or entity (other than the corporation) which may be required to deliver any securities or other property upon the conversion of Series C Preferred Stock as provided herein shall assume, by written instrument delivered to the holders of Series C Preferred Stock, the obligation to deliver to such holders such securities or other property as in accordance with the foregoing provisions such holders may be entitled to receive. The foregoing provisions of this Section 5(h) shall similarly apply to successive Transactions.

         i. Other Action Affecting Common Stock. In case at any time or from time to time the corporation shall take any action affecting the Common Stock, other than an action described in Section 5(h) hereof, then, unless in the opinion of the Board of Directors of the corporation such action will not have a material adverse effect upon the rights of the holders of Series C Preferred Stock (taking into consideration, if necessary, any prior actions which the Board of Directors deemed not to materially adversely affect the rights of the holders), the conversion formula set forth in Section 5(a) shall be adjusted in such manner and at such time as the Board of Directors of the corporation may in good faith determine to be equitable in the circumstances.

         j. Issue Taxes. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto; provided, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         k. Any shares of Series C Preferred Stock which shall at any time have been converted pursuant to this Section 6 shall, after such conversion, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

         Section 6.   Liquidation Preference.

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         a.  Series C Preferred Stock.  In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of any stock ranking junior to the Series C Preferred Stock, an amount equal to $100.00 per share plus the amount of accrued and unpaid dividends thereon (the "Liquidation Preference")(such Liquidation Preference to be adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to shares of the Series C Preferred Stock). If upon the occurrence of any such liquidation, dissolution or winding up of the corporation the assets and funds to be distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the corporation legally available for distribution after payment of any amounts due and owing to holders of any stock ranking senior to the Series C Preferred Stock shall be distributed ratably among the holders of Series C Preferred Stock based upon the number of shares of Series C Preferred Stock then held by them.

         b. Consolidation, Merger, etc. Not a Liquidation. The consolidation or merger of the corporation with or into any other entity, the acquisition of the capital stock of the corporation in a share exchange or the sale, lease or other disposition of all or substantially all of the assets, property or business of the corporation shall not be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Section 6.

         c. Valuation of Securities. Any securities to be distributed pursuant to this Section 6 in a liquidation, dissolution or winding up of the corporation shall be the fair market value thereof, as determined in good faith by the Board of Directors of the corporation or, if so required by a holder of Series C Preferred Stock, as determined by a national or regional investment bank or a national accounting firm mutually selected by such holder and the corporation, the fees and expenses of which shall be paid by the corporation.

         d. Notice. Written notice (the "Notice") of any such liquidation, dissolution or winding up of the corporation within the meaning of this Section 6, which states the payment date, the place where said payments shall be made and the date on which Conversion Rights (as defined in Section 5) terminate as to such shares (which shall be not less than 20 days after the date such notice is given), shall be given by first class mail, postage prepaid, or by telecopy, facsimile or recognized overnight courier, not less than 30 nor more than 60 days prior to the payment date stated therein, to the then holders of record of Series C Preferred Stock and Common Stock, such Notice to be addressed to each such holder at its address as shown on the records of the corporation.

         Section 7.  Redemption Rights.

         a. The corporation shall have the right at any time after November 1, 2005 to redeem, out of funds legally available therefor, any outstanding shares of Series C Preferred Stock, in whole or in part, for a redemption price equal to the Liquidation Price per share of the Series C Preferred Stock (calculated as if the corporation liquidated on the date of redemption). On November 1, 2008, the corporation shall redeem, out of funds legally available therefor, any outstanding shares of Series C Preferred Stock, in whole or in part, for a redemption price equal to the Liquidation Price per share of the Series C Preferred Stock (calculated as if the corporation liquidated on the date of redemption). On November 1, 2008, the corporation shall redeem, out of funds legally available therefor, any outstanding shares of Series C Preferred Stock, in whole or in part, for a redemption price equal

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to the Liquidation Price per share of the Series C Preferred Stock (calculated as if the corporation liquidated on the date of redemption).

         b. In the event that fewer than all the outstanding Series C Preferred Stock are to be redeemed, except as otherwise provided by law, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board or by any other method as may be determined by the Board in its sole discretion to be equitable.

         c. In the event the corporation shall redeem shares of Series C Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

         d. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the corporation in providing money for the payment of the redemption price), the redeemed shares of Series C Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the corporation (except the right to receive from the corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         e. Any shares of Series C Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

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